EXHIBIT 4.3

MODERN SCREEN MEDIA, INC. AUTO-INVEST PROGRAM

As a holder of Modern Screen Media, Inc. (“MSM”) Media Income Bonds (“Media Income Bonds”), you can elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may:

●	automatically place orders for additional Media Income Bonds that match the amount and parameters you designate; and/or
●	automatically have the spare change from your everyday purchases rounded up to the next whole dollar and invested in Media Income Bonds.

If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the MSM Investor Agreement.

You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Auto-Invest Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Worthy Wealth Site or the Worthy Wealth App. You may also elect our round up the spare change program to auto invest the change from your daily purchases.

Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the MSM Investor Agreement. Prior to each “auto investment,” the investor will be asked to review and reconfirm the terms and conditions of the MSM Investor Agreement, and MSM’s current Offering Statement (as defined below) as delivered by MSM in accordance with Rule 251(d)(1)(iii) of Regulation A, and that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. If no reconfirmation is received by us from the investor, prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment.”

You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@worthywealth.com. Each purchase of an Media Income Bond in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the MSM Investor Agreement. If you are no longer able to make the representations and warranties in the MSM Investor Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the MSM Investor Agreement.

Once MSM has qualified with the Securities and Exchange Commission (“SEC”) for a Regulation A offering of Media Income Bonds, the only offering to sell securities is found in MSM’s Form 1-A and amendments and supplements thereto, including the offering circular which forms a part thereof (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in Media Income Bonds can be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in MSM. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

Auto-Invest Program Authorization

Auto-Invest Program (Select One):	Active [ ]	Pause [ ]	Adjust [ ]	Cancel [ ]

Investor(s) Name(s) (exactly as it appears in your Worthy Wealth account): ______________________________________

Daily Investment Amount: $________________

You are electing to automatically purchase Media Income Bonds on a daily basis in this amount and authorizing MSM to automatically deduct this amount from the bank account designated in your Worthy Wealth account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

Weekly Investment Amount: $_________________

You are electing to automatically purchase Media Income Bonds on a weekly basis in this amount and authorizing MSM to automatically deduct this amount from the bank account designated in your Worthy Wealth account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

Monthly Investment Amount: $_________________

You are electing to automatically purchase Media Income Bonds on a monthly basis in this amount and authorizing MSM to automatically deduct this amount from the bank account designated in your Worthy Wealth account on the first business day of each month beginning the month following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

Round-up Investment: [  ] Check this box to elect this option

You are electing to automatically purchase Media Income Bonds through your spare change round-ups and authorizing MSM to automatically deduct the amount from the bank account designated in your Worthy Wealth account whenever the accumulated round-ups reach $10.00 beginning the first business day following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

I (we) hereby represent and warrant that by executing this Auto-Invest Program Authorization, I (we) agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Invest Agreement and the MSM Investor Agreement. This authority is to remain in full force and effect until MSM has received notification from me of its termination in such time as to afford MSM a reasonable opportunity to act on it.

Investor’s Signature: ____________________________

Investor’s Name: _______________________________

Investor’s Title: ________________________________

Date: ________________________________________

Investor’s Signature: ____________________________

Investor’s Name: _______________________________

Investor’s Title: ________________________________

Date: ________________________________________